Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE YEAR AND QUARTER ENDED FEBRUARY 28, 2013 AND SETS RECORD

DATE FOR ANNUAL SHAREHOLDER MEETING

Apparel Segment Profitability Turns Corner

Midlothian, April 22, 2013 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2013. Highlights for the quarter include:

•	Consolidated sales increased 1.7%

•	Print sales increased $7.4 million

•	Apparel sales declined $5.2 million

•	Consolidated gross profit margin increased 360 basis points

•	Print gross profit margin increased 130 basis points

•	Apparel gross profit margin increased 540 basis points

•	Diluted EPS increased 108% to $0.27 per share

Financial Overview

Our consolidated net sales for the fourth quarter were $123.6 million, an increase of 1.7% from $121.5 million for the same quarter last year. Print sales increased 10.2% for the quarter, from $72.4 million to $79.8 million, while apparel sales declined by 10.6% for the quarter, from $49.1 million to $43.9 million. Our consolidated gross profit margin (“margin”) for the fourth quarter increased from 21.8%, for the same quarter last year, to 25.4%. For the fourth quarter by segment, print margin increased from 28.3% to 29.6%, and apparel margin increased from 12.2% to 17.6%. Lower priced cotton is beginning to favorably impact the Apparel segment’s finished goods inventory and we expect our apparel margins to continue to improve as the cost of cotton in finished goods continues to decline and as sales volume increases. Print margins improved from the elimination of some of the duplicate selling, general and administrative costs associated with our recent acquisitions and further integration of these operations onto our systems. As a result, our net earnings increased from $3.3 million, or 2.7% of net sales, for the fourth quarter ended February 29, 2012 to $7.1 million, or 5.7% of net sales, for the fourth quarter ended February 28, 2013. Diluted earnings per share increased from $0.13 for the quarter ended February 29, 2012 to $0.27 for the quarter ended February 28, 2013.

For the fiscal year, our net sales increased from $517.0 million for the year ended February 29, 2012 to $533.5 million for the year ended February 28, 2013, or an increase of 3.2%. Print sales for the year increased $56.7 million or 20.4%, from $278.0 million to $334.7 million, while apparel sales for the year decreased $40.2 million or 16.8%, from $239.0 million to $198.8 million. Our consolidated margin decreased from 25.2% to 23.3% for the fiscal years ended 2012 and 2013, respectively. For the fiscal year by segment, print margin increased from 28.4% to 29.2%, and apparel margin decreased from 21.6% to 13.2% due to the higher cost of cotton in finished goods and reduced sales volume stemming from sale-side pressure. As a result, our net earnings decreased from $31.4 million, or 6.1% of net sales for the fiscal year ended February 29, 2012, to $24.7 million, or 4.6% of net sales for the fiscal year ended February 28, 2013. Diluted earnings per share decreased from $1.21 to $0.95 for each year, respectively.

During the fourth quarter, the Company generated $14.6 million in EBITDA (a non-GAAP financial measure calculated as net earnings before interest, taxes, depreciation, and amortization) compared to $8.7 million for the comparable quarter last year. For the fiscal year ended February 28, 2013, the Company generated $53.5 million of EBITDA compared to $64.0 million for the prior fiscal year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

	Three months ended		Year ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Net earnings	$7,074	$3,330	$24,715	$31,358
Income taxes	3,980	1,911	13,903	18,022
Interest expense	322	398	1,528	2,285
Depreciation/amortization	3,271	3,089	13,384	12,384

EBITDA (non-GAAP)	$14,647	$8,728	$53,530	$64,049

The Company believes the non-GAAP financial measure of EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing its’ results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our results for the quarter. As we have stated previously, our apparel results for the fiscal year were impacted by the high cost of cotton in finished goods inventory. We attempted to match the sales price with the cost through the sale of this high cost inventory, rather than reducing our selling price below our embedded costs. Thus, we absorbed the negative financial impact over our inventory turn cycle rather than recognizing the large impact of an inventory write-down in a single quarter, as some of our competitors did. We continue to believe this was the right approach with the overall financial impact being lower than if we had taken a significant loss in one or two quarters. However, most of the higher cost cotton has made its way through our Apparel’s finished goods inventory and the divergence between the current purchase cost of cotton and the average cost in finished goods inventory continues to shrink. As a result, we expect our Apparel margin will continue to improve, as it did this past quarter. Our Print margin continued to remain healthy and improved this quarter as we started to eliminate some of the duplicate selling, general and administrative costs associated with our recent acquisitions.”

In other news, the Company announced today the Board of Directors has set the record date for the Annual Shareholder Meeting. The Annual Meeting of Shareholders will be held on July 25, 2013, with a record date of May 24, 2013.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2012, and its subsequent quarterly reports on Form 10-Q for its 2013 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three months ended		Year ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Condensed Operating Results
Revenues	$123,638	$121,526	$533,506	$517,014
Cost of goods sold	92,295	94,991	409,354	386,501

Gross profit margin	31,343	26,535	124,152	130,513
Operating expenses	19,817	20,560	83,759	78,825

Operating income	11,526	5,975	40,393	51,688
Other expense	472	734	1,775	2,308

Earnings before income taxes	11,054	5,241	38,618	49,380
Income tax expense	3,980	1,911	13,903	18,022

Net earnings	$7,074	$3,330	$24,715	$31,358

Earnings per share
Basic	$0.27	$0.13	$0.95	$1.21

Diluted	$0.27	$0.13	$0.95	$1.21

	February 28,	February 29,
	2013	2012
Condensed Balance Sheet Information
Assets
Current assets
Cash	$6,232	$10,410
Accounts receivable, net	60,071	58,790
Inventories, net	109,698	132,572
Other	17,415	17,438

	193,416	219,210

Property, plant & equipment	91,913	99,516
Other	209,963	213,236

	$495,292	$531,962

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$22,256	$27,924
Accrued expenses	20,783	22,317

	43,039	50,241

Long-term debt	57,500	90,000
Other non-current liabilities	33,537	31,846

Total liabilities	134,076	172,087

Shareholders’ equity	361,216	359,875

	$495,292	$531,962

	Year ended
	February 28,	February 29,
	2013	2012
Condensed Cash Flow Information
Cash provided by operating activities	$49,959	$24,573
Cash provided by (used in) investing activities	1,195	(50,810)
Cash provided by (used in) financing activities	(55,215)	23,691
Effect of exchange rates on cash	(117)	651

Change in cash	(4,178)	(1,895)
Cash at beginning of period	10,410	12,305

Cash at end of period	$6,232	$10,410